As filed with the Securities and Exchange Commission on September 21, 2006
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TBS INTERNATIONAL LIMITED
(Exact Name of Registrant as Specified in Its Charter)

Bermuda	Commerce Building, Chancery Lane, Hamilton, HM 12, Bermuda Telephone Number: (441) 295-9230	98-0225954
(State or Other Jurisdiction of Incorporation or Organization)	(Address of Principal Executive Offices Including Zip Code)	(I.R.S. Employer Identification No.)

TBS International Limited 2005 Equity Incentive Plan
(Full Title of the Plan)

CT Corporation 1633 Broadway New York, New York 10019 (212) 479-8240	Copies to: Steven R. Finley, Esq. Gibson, Dunn & Crutcher LLP 200 Park Avenue New York, New York 10166 (212) 351-4000
(Name, Address and Telephone Number of Agent For Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)

Class A Common Shares, $0.01 par value per share	2,000,000 shares	$7.43	$14,860,000	$1590.02

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement also registers such additional shares of Common Shares that become available under the foregoing plan in connection with changes in the number of outstanding Common Shares because of events such as recapitalizations, stock dividends, stock splits and reverse stock splits, and any other securities with respect to which the outstanding shares of Common Shares are converted or exchanged.

(2)
Estimated solely for the purpose of calculating the registration fee. The registration fee has been calculated in accordance with Rule 457(h)(1) and Rule 457(c) of the Securities Act based upon the average of the high and low prices for the Registrant's Common Shares, par value $0.01 per share on September 19, 2006 as reported by the Nasdaq National Market, which was $7.43.

INTRODUCTION

This Registration Statement on Form S-8 is filed by TBS International Limited, a Bermuda corporation (the “Registrant” or the “Company”), relating to 2,000,000 shares of the Company’s Class A Common Shares, par value $0.01 per share (the “Common Stock”), to be issued under the TBS International Limited 2005 Equity Incentive Plan (the "Plan").

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

 The following documents previously filed with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference into this Registration Statement:

1.	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed with the Commission on March 16, 2006;

2.	The Registrant's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006, filed with the Commission on May 11, 2006 and August 10, 2006, respectively;

3.	The Registrant’s Current Reports on Form 8-K, filed with the Commission on August 4, 2006, August 10, 2006 and September 5, 2006; and

4.
The description of the Common Stock set forth under the caption “Description of Share Capital” contained in the Registrant's registration statement on Form S-1 (Registration No. 333-123157), filed with the Commission on March 7, 2005, as amended.

All reports and other documents that the Registrant subsequently files with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment indicating that the Company has sold all of the securities offered under this Registration Statement or that deregisters the distribution of all such securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement from the date that the Company files such report or document

Any statement contained in this Registration Statement or any report or document incorporated into this Registration Statement by reference, however, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in a subsequently dated report or document that is also considered part of this Registration Statement, or in any amendment to this Registration Statement, is inconsistent with such prior statement, provided, however, that the documents enumerated above or subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offering made by this Registration Statement is in effect prior to the filing with the Commission of the Registrant’s Annual Report on Form 10-K covering such year shall not be Incorporated Documents or be incorporated by reference in this Registration Statement or be a part hereof from and after the filing of such Annual Report on Form 10-K.

The Registrant’s Exchange Act file number with the Commission is 000-51368.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 98 of the Companies Act 1981 provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law otherwise would be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to Section 281 of the Companies Act 1981.

The Company's Bye-laws indemnify our directors and officers in respect of their actions and omissions, except in respect of their fraud or dishonesty. The indemnification provided in the Bye-laws is not exclusive of other indemnification rights to which a director or officer may be entitled, provided these rights do not extend to his or her fraud or dishonesty. The Company's Bye-laws also contain a broad waiver by our shareholders of any claim or right of action, both individually and on our behalf, against any of the Company's officers or directors. The waiver applies to any action taken by an officer or director, or the failure of an officer or director to take any action, in the performance of his or her duties, except with respect to any matter involving any fraud or dishonesty on the part of the officer or director.

The Company maintains standard policies of insurance under which coverage is provided (a) to the Company's directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to the Company with respect to payments that the Company may make to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
4.1	Amended and Restated Memorandum of Association
4.3	Amended and Restated Bye-laws
5.1	Opinion of Gibson, Dunn & Crutcher LLP
10.1	TBS International Limited 2005 Equity Incentive Plan
23.1	Consent of Gibson, Dunn & Crutcher LLP
23.2	Consent of Independent Registered Public Accounting Firm, PricewaterhouseCoopers LLP
24.1	Power of Attorney

Item 9. Undertakings.

1. The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934 (the "Exchange Act") that are incorporated by reference in this Registration Statement;

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

[SIGNATURES ON THE NEXT PAGE]

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Yonkers, New York on this 21st day of September, 2006.

TBS International Limited
(Registrant)

By:	/s/ Joseph E. Royce
Name:	Joseph E. Royce
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated. Each of the directors and/or officers of the Registrant whose signature appears below hereby appoints Joseph E. Royce and Ferdinand V. Lepere, each of them severally as his or her lawful attorneys-in-fact and agents, or each acting alone, with full powers of substitution and resubstitution, to sign his or her name and on his or her behalf, in any and all capacities stated below, and to file with the Securities and Exchange Commission any and all amendments, including post-effective amendments to this Registration Statement as appropriate, and generally to do all such things in his or her behalf, in any of all capacities stated below, in order to enable the Registrant to comply with the provisions of the Securities Act, and all requirements of the Commission.

Name and Signature	Title	Date
/s/ Joseph E. Royce	President, Chief Executive Officer and Director (Principal Executive Officer)	September 18, 2006
Joseph E. Royce
/s/ Ferdinand V. Lepere	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	September 18, 2006
Ferdinand V. Lepere
/s/ Anthony Gentile	Controller (Principal Accounting Officer)	September 18, 2006
Anthony Gentile
/s/ Gregg L. McNelis	Director	September 18, 2006
Gregg L. McNelis
/s/ Randee E. Day	Director	September 18, 2006
Randee E. Day
/s/ Peter S. Shaerf	Director	September 18, 2006
Peter S. Shaerf
/s/ William P. Harrington	Director	September 18, 2006
William P. Harrington

EXHIBIT INDEX

Exhibit No.	Description	Sequentially Numbered Page

4.1
Amended and Restated Memorandum of Association, incorporated by reference to Exhibit 3.1 to the Registrant's Quarterly Report on Form 10-Q, as filed with the Commission on August 12, 2005 (Commission file number 000-51368).
		N/A

4.3
Amended and Restated Bye-laws, incorporated by reference to Exhibit 3.2 to the Registrant's Quarterly Report on Form 10-Q, as filed with the Commission on August 12, 2005 (Registration Statement number 000-51368).
		N/A

5.1	Opinion of Gibson, Dunn & Crutcher LLP.	9

10.1
TBS International Limited 2005 Equity Incentive Plan incorporated by reference to Exhibit 10.14 to Amendment No. 3 to the Registrant's Registration Statement on Form S-1, as filed with the Commission on May 16, 2005 (Commission file number 333-123157).
		N/A

23.1	Consent of Gibson, Dunn & Crutcher LLP (contained in Exhibit 5.1).	9

23.2	Consent of Independent Registered Public Accounting Firm, PricewaterhouseCoopers LLP.	10

24.1	Power of Attorney (included on the signature page of this Registration Statement).	7